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                                                                    EXHIBIT 20.1

                 [INTERNET COMMERCE & COMMUNICATIONS LETTERHEAD]


FOR IMMEDIATE RELEASE:                 Please contact:
July 31, 2001                                    Andrea Scott
                                                 Phone: 303.313.0804
                                                 Email: andrea.scott@iccx.net

  INTERNET COMMERCE & COMMUNICATIONS TO REORGANIZE UNDER CHAPTER 11 PROTECTION

     DENVER, CO, JULY 31, 2001 - Internet Commerce & Communications (ICCXC), a national web solutions/e-commerce and connectivity company, announced today that it has filed for protection under Chapter 11 of Title 11, of the United States Bankruptcy Code.

"We strongly believe we can emerge from this proceeding a much stronger and viable company," said Douglas Hanson, Chairman & CEO of IC&C. "As one of the largest investors, I thought long and hard about this decision, but in the end I felt this was the best course of action for our employees, our vendors and our shareholders."

The company also announced that it is working with its secured creditor to provide the funds necessary to meet its on-going financial obligations.

"Our customers will continue to receive the excellent service they have become accustomed to receiving," Hanson further commented. "In fact, I hope that this action will make us a formidable competitor in the market place."

ABOUT INTERNET COMMERCE & COMMUNICATIONS

Denver-based Internet Commerce & Communications is a national e-commerce and connectivity company, focusing on fully integrated solutions for small and medium-sized enterprises (SME's). The Company specializes in e-business applications; consulting, hosting, co-location, and web solutions, including design and marketing; and high-speed access, including DSL service. For more information about IC&C, call (800) 411-6066, or visit www.iccx.net.

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This press release may contain forward-looking statements. Although the company believes these statements are based on reasonable assumptions, differences between assumed facts and actual results can be material, depending on the circumstances. Investors should be aware of the important factors and risks that could have a material impact on future cash results and should refer to the cautionary statements sections of IC&C's periodic filings with the Securities and Exchange Commission, including its most recent forms 10-K and 10-Q (including filings made under ticker symbols RMII and INCC).

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